Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fourth Quarter and Fiscal 2020 Results

VONORE, Tenn. – September 9, 2020 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2020 fourth quarter and year ended June 30, 2020.

Fourth Quarter Highlights:

•	Ended the year with stronger than anticipated retail demand across all brands and dealer inventories 40 percent to 50 percent lower vs. end of fiscal 2019.
•	Safely resumed all manufacturing operations, but production and sales heavily impacted by COVID-19 shutdowns.
•	Repaid $25.0 million on revolving credit facility and ended the quarter with strong liquidity position.
•	Net sales for the fourth quarter decreased to $51.1 million, down 58.4 percent from $122.8 million in the prior-year period.
•	Net loss was $(2.8) million or $(0.15) per diluted share.
•	Diluted Adjusted Net Loss per share, a non-GAAP measure, was $(0.10) compared to Diluted Adjusted Net Income per share of $0.85 in the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, was $0.9 million compared to $23.8 million in the prior-year period.

Full Year Highlights:

•	Net sales decreased to $363.1 million, down 22.2 percent from $466.4 million in the prior year.
•

Net loss was $(24.0) million or $(1.28) per diluted share, including $56.4 million, or $(3.01) per share, of noncash goodwill and other intangible asset impairment charges related to NauticStar and Crest.

•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.34 compared to $2.82 in the prior year.
•	Adjusted EBITDA, a non-GAAP measure, declined 44.2 percent to $44.3 million from $79.3 million in the prior year.

Fred Brightbill, Chief Executive Officer, commented, “Despite the headwinds faced throughout the year, I am extremely proud of how our team embraced the challenge and continued to execute on our new customer-centric strategy, improving our quality systems and working with our dealer partners to capitalize on the unprecedented interest in boating by consumers.

Brightbill continued, “The surge in retail demand and the historically low level of dealer inventory across our brands sets us up for significant growth this year and beyond. The heightened interest in boating as a safe, fun, outdoor, family-friendly recreation is expected to endure.”

Fourth Quarter Results

Net sales for the fourth quarter were $51.1 million, a decrease of $71.7 million, or 58.4 percent, compared to $122.8 million for the prior-year period. The decrease was primarily due to lost production as a result of the COVID-19 shutdowns and supplier and workforce ramp up.

Gross profit decreased $24.1 million, or 76.5 percent, to $7.4 million compared to $31.5 million for the prior-year period, principally driven by the lower sales volumes for each reportable segment.

Gross margin declined by 11.1 percentage points, to 14.5 percent for the fourth quarter from 25.6 percent for the prior-year period, due to decreased overhead absorption as a result of the lower unit sales volumes across each reportable segment.

Operating expenses decreased $33.2 million, or 77.2 percent, to $9.8 million for the fourth quarter compared to $43.0 million for the prior-year period. This decrease was primarily due to the $31.0 of goodwill and other intangible asset impairment charges recognized in the prior-year period. In addition, Selling and marketing and General and administrative expenses also decreased by a total of $2.2 million resulting from cost management initiatives during the quarter.

Net loss for the fourth quarter was $(2.8) million, or $(0.15) per share, compared to Net loss of $(10.1) million, or $(0.54) per share, for the prior-year period. Adjusted Net Loss of $(1.8) million, or $(0.10) per share, was computed using a tax rate of 23.0 percent. This compares to Adjusted Net Income of $16.1 million, or $0.85 per share, in the prior year.

Adjusted EBITDA was $0.9 million for the fourth quarter, compared to $23.8 million in the prior-year period. Adjusted EBITDA margin was 1.8 percent, down from 19.4 percent in the prior-year period principally due to lower unit sales volumes caused by the COVID-19 shutdowns.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2020 Results

Net sales for fiscal 2020 were $363.1 million, a decrease of $103.3 million, or 22.2 percent, compared to $466.4 million for the prior year. The decrease was primarily due to:

•	lower volumes as a result of our temporary manufacturing suspension;
•	our pre-pandemic effort to reduce dealer inventory levels;
•	pre-pandemic softness in the overall saltwater fishing category;

•

and partially offset by the inclusion of Crest’s first quarter 2020 results (as Crest was acquired in the second quarter of 2019), the addition of our new Aviara brand, higher average wholesale prices for all our reportable segments, and lower sales discounts.

Gross profit decreased $37.8 million, or 33.4 percent, to $75.4 million compared to $113.1 million for the prior year, principally driven by lower sales volume for each reportable segment, higher depreciation expense, and $1.4 million in COVID-19 Shutdown Costs. This decline was partially offset by price increases for each reportable segment, the inclusion of Crest’s first quarter 2020 results, and lower sales discounts.

Gross margin decreased by 3.5 percentage points to 20.8 percent for fiscal 2020 from 24.3 percent for fiscal 2019, primarily due to lower overhead absorption driven by lower sales volume for each reportable segment, higher warranty costs as a percentage of net sales, and $1.4 million of COVID-19 Shutdown Costs.

Operating expenses increased $22.1 million, or 27.6 percent, to $101.9 million for fiscal 2020 compared to $79.9 million for the prior year. The increase was primarily driven by additional goodwill and other intangible asset impairment charges related to our NauticStar and Crest segments. In addition, the inclusion of Crest’s results for the first quarter of fiscal 2020 added $2.2 million of operating expenses. These increases were partially offset by a $3.9 million decrease in our MasterCraft segment mainly due to lower acquisition-related costs, reduced selling, general, and administrative expense resulting from cost management initiatives, lower share-based compensation cost as a result of our CEO transition and lowered performance estimates related to our incentive-based compensation plans.

Net loss for fiscal 2020 was $(24.0) million, or $(1.28) per share, compared to Net income of $21.4 million, or $1.14 per share, for fiscal 2019. Adjusted Net Income of $25.1 million, or $1.34 per share, was computed using a tax rate of 23.0 percent. This compares to Adjusted Net Income of $53.0 million, or $2.82 per share, for fiscal 2019.

Adjusted EBITDA was $44.3 million for fiscal 2020, compared to $79.3 million for fiscal 2019. Adjusted EBITDA margin was 12.2 percent, down from 17.0 percent for fiscal 2019 principally due to lower unit sales volumes.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “We remain bullish on the long-term prospects of both the markets we serve and the brands we own, especially with the backdrop of historically low dealer inventory levels combined with unprecedented retail demand trends. Our visibility has improved since last quarter, and while uncertainties in the marketplace remain, we are initiating guidance for both full year and first quarter of fiscal 2021. Importantly, our guidance assumes that we are able to operate all of our facilities throughout the year without any COVID-19 related shutdowns.”

The Company’s outlook is as follows:

▪

For full year fiscal 2021, consolidated net sales is expected to grow in the mid-20 percent range year-over-year, with Adjusted EBITDA margins in the 13 to 14 percent range, and Adjusted Earnings per share growth in the low-to-mid 40 percent range year-over-year.

▪

For the fiscal first quarter, consolidated net sales is expected to be down in the low-to-mid teens percent range year-over-year, with Adjusted EBITDA margins in the 11 to 12 percent range, and Adjusted Earnings per share down in the mid-to-high 30 percent range.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fourth quarter 2020 results today, September 9, 2020, at 8:30 a.m. EDT. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 9990389. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.MasterCraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 9990389. The audio replay will be available beginning at 11:30 a.m. EDT on Wednesday, September 9, 2020, through 11:30 a.m. EDT on Wednesday, September 23, 2020.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit:

Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; our prospects for growth; and the potential impact of the COVID-19 Pandemic on our financial condition, operating results and liquidity.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the coronavirus (COVID-19) pandemic on the Company, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2020, filed with the SEC on

May 8, 2020 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months and Fiscal Year Ended June 30, 2020

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019

Net sales	$51,094	$122,809	$363,073	$466,381
Cost of sales	43,687	91,316	287,717	353,254
Gross profit	7,407	31,493	75,356	113,127
Operating expenses:
Selling and marketing	2,641	3,913	15,981	17,670
General and administrative	6,201	7,130	25,557	27,706
Amortization of other intangible assets	987	988	3,948	3,492
Goodwill and other intangible asset impairment	—	31,000	56,437	31,000
Total operating expenses	9,829	43,031	101,923	79,868
Operating income (loss)	(2,422)	(11,538)	(26,567)	33,259
Other expense:
Interest expense	1,378	1,684	5,045	6,513
Income (loss) before income tax expense (benefit)	(3,800)	(13,222)	(31,612)	26,746
Income tax expense (benefit)	(964)	(3,160)	(7,565)	5,392
Net income (loss)	$(2,836)	$(10,062)	$(24,047)	$21,354

Net income (loss) per share:
Basic	$(0.15)	$(0.54)	$(1.28)	$1.14
Diluted	$(0.15)	$(0.54)	$(1.28)	$1.14
Weighted average shares used for computation of:
Basic earnings (loss) per share	18,743,915	18,658,701	18,734,482	18,653,892
Diluted earnings (loss) per share	18,743,915	18,658,701	18,734,482	18,768,207

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	June 30,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,319	$5,826
Accounts receivable, net of allowances of $247 and $281, respectively	6,145	12,463
Income tax receivable	4,924	951
Inventories, net	25,636	30,660
Prepaid expenses and other current assets	3,719	4,464
Total current assets	56,743	54,364
Property, plant and equipment, net	40,481	33,636
Goodwill	29,593	74,030
Other intangible assets, net	63,849	79,799
Deferred income taxes	16,080	6,240
Deferred debt issuance costs, net	425	451
Other long-term assets	752	253
Total assets	$207,923	$248,773
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,510	$17,974
Income tax payable	—	426
Accrued expenses and other current liabilities	35,985	41,421
Current portion of long-term debt, net of unamortized debt issuance costs	8,932	8,725
Total current liabilities	55,427	68,546
Long-term debt, net of unamortized debt issuance costs	99,666	105,016
Unrecognized tax positions	3,683	2,895
Other long-term liabilities	277	—
Total liabilities	159,053	176,457
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,871,637 shares at June 30, 2020 and 18,764,037 shares at June 30, 2019	189	188
Additional paid-in capital	116,182	115,582
Accumulated deficit	(67,501)	(43,454)
Total stockholders' equity	48,870	72,316
Total liabilities and stockholders' equity	$207,923	$248,773

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Fiscal Year Ended
	June 30,	June 30,		June 30,	June 30,
	2020	2019	Change	2020	2019	Change
	(Dollars in thousands)			(Dollars in thousands)
Unit sales volume:
MasterCraft	308	826	(62.7%)	2,478	3,435	(27.9%)
NauticStar	145	440	(67.0%)	1,191	1,831	(35.0%)
Crest(a)	216	675	(68.0%)	1,623	2,078	(21.9%)
Consolidated	669	1,941	(65.5%)	5,292	7,344	(27.9%)
Net Sales:
MasterCraft	$35,254	$79,768	(55.8%)	$246,455	$311,830	(21.0%)
NauticStar	7,203	19,740	(63.5%)	54,930	77,995	(29.6%)
Crest(a)	8,637	23,301	(62.9%)	61,688	76,556	(19.4%)
Consolidated	$51,094	$122,809	(58.4%)	$363,073	$466,381	(22.2%)
Net sales per unit:
MasterCraft	$114	$97	17.5%	$99	$91	8.8%
NauticStar	50	45	11.1%	46	43	7.0%
Crest(a)	40	35	14.3%	38	37	2.7%
Consolidated	76	63	20.6%	69	64	7.8%
Gross margin	14.5%	25.6%	-1110 bpts	20.8%	24.3%	-350 bpts

(a)	Crest was acquired on October 1, 2018.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Goodwill and other intangible asset impairment charges, COVID-19 Shutdown Costs, Aviara (new brand) startup costs, transaction expenses associated with acquisitions and certain non-cash items including share-based compensation, and acquisition-related inventory step-up adjustments. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

We define Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and adjusted for the impact to income tax expense (benefit) related to non-GAAP adjustments. For the periods presented herein, these adjustments include Goodwill and other intangible asset impairment charges, Aviara (new brand) startup costs, COVID-19 Shutdown Costs, transaction expenses associated with acquisitions, and certain non-cash items including other intangible asset amortization, share-based compensation, and acquisition-related inventory step-up adjustments.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share, which we refer to collectively as the Non-GAAP

Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and adjusts for the impact to income tax expense (benefit) related to non-GAAP adjustments. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income (loss) as determined in accordance with U.S. GAAP to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin for the periods indicated:

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
	(Dollars in thousands)		(Dollars in thousands)
Net income (loss)	$(2,836)	$(10,062)	$(24,047)	$21,354
Income tax expense (benefit)	(964)	(3,160)	(7,565)	5,392
Interest expense	1,378	1,684	5,045	6,513
Depreciation and amortization	2,842	2,337	10,527	7,787
EBITDA	420	(9,201)	(16,040)	41,046
Goodwill and other intangible asset impairment(a)	—	31,000	56,437	31,000
Aviara start-up costs(b)	234	1,140	1,446	2,840
COVID-19 Shutdown Costs(c)	(112)	—	1,394	—
Share-based compensation	361	519	1,061	1,678
Transaction expense(d)	—	333	—	2,377
Inventory step-up adjustment - acquisition related(e)	—	—	—	382
Adjusted EBITDA	$903	$23,791	$44,298	$79,323
Adjusted EBITDA margin	1.8%	19.4%	12.2%	17.0%

(a)	Represents non-cash charges recorded in the NauticStar and Crest segments for impairments of goodwill and trade name.
(b)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in the first half of fiscal 2021. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling.

(c)	Represents lump sum severance payments and costs related to temporary continuation of healthcare benefits for certain laid off employees, in connection with the COVID-19 Pandemic.
(d)	Represents acquisition related costs and other integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively.
(e)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during respective fiscal years.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with U.S. GAAP to Adjusted Net Income (Loss) for the periods indicated:

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019

Net income (loss)	$(2,836)	$(10,062)	$(24,047)	$21,354
Income tax expense (benefit)	(964)	(3,160)	(7,565)	5,392
Goodwill and other intangible asset impairment(a)	—	31,000	56,437	31,000
Amortization of acquisition intangibles	962	962	3,842	3,385
Aviara start-up costs(b)	234	1,140	1,446	2,840
COVID-19 Shutdown costs(c)	(112)	—	1,394	—
Share-based compensation	361	519	1,061	1,678
Transaction expense(d)	—	333	—	2,377
Inventory step-up adjustment - acquisition related(e)	—	—	—	382
Adjusted Net Income (Loss) before income taxes	(2,355)	20,732	32,568	68,408
Adjusted income tax expense (benefit)(f)	(542)	4,665	7,491	15,392
Adjusted Net Income (Loss)	$(1,813)	$16,067	$25,077	$53,016

Adjusted net income (loss) per common share
Basic	$(0.10)	$0.86	$1.34	$2.84
Diluted	$(0.10)	$0.85	$1.34	$2.82
Weighted average shares used for the computation of:
Basic Adjusted net income (loss) per share	18,743,915	18,710,233	18,734,482	18,653,892
Diluted Adjusted net income (loss) per share(g)	18,743,915	18,851,352	18,734,482	18,768,207

(a)	Represents non-cash charges recorded in the NauticStar and Crest segments for impairments of goodwill and trade name.
(b)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in the first half of fiscal 2021. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling.

(c)	Represents lump sum severance payments and costs related to temporary continuation of healthcare benefits for certain laid off employees, in connection with the COVID-19 Pandemic.
(d)	Represents acquisition related costs and other integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively.
(e)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during respective fiscal years.
(f)	Reflects income tax expense at a tax rate of 23.0% for fiscal 2020 and 22.5% for fiscal 2019.
(g)

Represents the Weighted Average Shares Used for the Computation of Basic and Diluted earnings (loss) per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income (loss) per diluted share to Adjusted Net Income (Loss) per diluted share for the periods presented:

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Net income (loss) per diluted share	$(0.15)	$(0.54)	$(1.28)	$1.14
Impact of adjustments:
Income tax expense (benefit)	(0.05)	(0.17)	(0.40)	0.29
Goodwill and other intangible asset impairment(a)	—	1.65	3.01	1.65
Amortization of acquisition intangibles	0.05	0.05	0.20	0.18
Aviara startup costs(b)	0.01	0.06	0.08	0.15
COVID-19 Shutdown Costs(c)	(0.01)	—	0.07	-
Share-based compensation	0.02	0.03	0.06	0.09
Transaction expense(d)	—	0.02	-	0.12
Inventory step-up adjustment - acquisition related(e)	—	—	-	0.02
Adjusted Net Income (Loss) per diluted share before income taxes	(0.13)	1.10	1.74	3.64
Impact of adjusted income tax expense on net income per diluted share before income taxes(f)	0.03	(0.25)	(0.40)	(0.82)
Adjusted Net Income (Loss) per diluted share	$(0.10)	$0.85	$1.34	$2.82

(a)	Represents non-cash charges recorded in the NauticStar and Crest segments for impairments of goodwill and trade name.
(b)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in the first half of fiscal 2021. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling.

(c)	Represents lump sum severance payments and costs related to temporary continuation of healthcare benefits for certain laid off employees, in connection with the COVID-19 Pandemic.
(d)

Represents acquisition related costs and other integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively. The fiscal 2019 amount reflects a decrease of $0.01 from what was previously reported as a result of a change in how we calculate Adjusted Net Income per diluted share. See “Change in Non-GAAP Financial Measure,” below, for more information.

(e)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during respective fiscal years.
(f)	Reflects income tax expense at a tax rate of 23.0% for fiscal 2020 and 22.5% for fiscal 2019.
(g)	Reflects the impact of rounding in the other adjustments presented.

Change in Non-GAAP Financial Measure

Prior to fiscal year 2020, the Company’s calculation of a diluted per share amount of Adjusted Net Income (Loss) included an adjustment to fully dilute this non-GAAP measure for all outstanding share-based compensation grants. This additional dilution was incorporated by adjusting the GAAP measure, Weighted Average Shares Used for the Computation of Basic earnings (loss) per share, as presented on the Consolidated Statements of Operations, to include a dilutive effect for all outstanding RSAs, PSUs, and stock options. Beginning with the fiscal year 2020 presentation for all periods presented, the Company will no longer include this additional dilution impact in its calculation of Adjusted Net Income (Loss) per diluted share. The Company has instead utilized the Weighted Average Shares Used for the Computation of Basic and Diluted earnings (loss) per share as presented on the

Consolidated Statements of Operations to calculate Adjusted Net Income (Loss) per diluted share for all periods presented herein.

The Company believes that, because its outstanding share-based compensation grants no longer result in a material amount of dilution of its earnings as was the case nearer to the date of our IPO, the adjustment methodology previously used no longer provides meaningful information to management or other users of its financial statements. This change resulted in an increase of $0.02 in the year ended June 30, 2020 in the amount of Adjusted Net Income per diluted share from what would have been reported using the previous methodology. The change also resulted in an increase of $0.01 in the year ended June 30, 2019 in the amount of Adjusted Net Income per diluted share from what was previously reported.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

(423) 884-7141

George.Steinbarger@mastercraft.com

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